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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 12)*


                          Wilmington Trust Corporation
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                                (Name of Issuer)

                                  Common stock
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                         (Title of Class of Securities)

                                   971807-102
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                                 (CUSIP Number)


--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [X]  Rule 13d-1(b)
          [_]  Rule 13d-(c)
          [_]  Rule 13d-1(d)
---------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 971807-102                  13G                     Page 2 of 12 Pages


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1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Wilmington Trust Corporation
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]
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3.   SEC USE ONLY

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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware corporation
--------------------------------------------------------------------------------
  NUMBER OF         5.   SOLE VOTING POWER                      1,646,581
   SHARES           ___________________________________________________________
BENEFICIALLY        6.   SHARED VOTING POWER                    1,133,116
  OWNED BY          ____________________________________________________________
    EACH            7.   SOLE DISPOSITIVE POWER                 1,128,955
  REPORTING         ____________________________________________________________
   PERSON           8.   SHARED DISPOSITIVE POWER               1,060,646
    WITH:
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    2,821,513
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*          [_]             N/A
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    8.6 %
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                    HC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP No. 971807-102                   13G                    Page 3 of 12 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Wilmington Trust Company
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware banking corporation
--------------------------------------------------------------------------------
  NUMBER OF         5.   SOLE VOTING POWER                      1,641,832
   SHARES           __________________________________________________________
BENEFICIALLY        6.   SHARED VOTING POWER                    1,107,391
  OWNED BY          _________________________________________________________
    EACH            7.   SOLE DISPOSITIVE POWER                 1,106,530
  REPORTING         ________________________________________________________
   PERSON           8.   SHARED DISPOSITIVE POWER               1,052,997
    WITH:
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    2,791,039
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*           [_]           N/A
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    8.5%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                    BK
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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 CUSIP No. 971807-102                   13G                   Page 4 of 12 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Wilmington Trust FSB
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Federal Savings Bank
--------------------------------------------------------------------------------
  NUMBER OF         5.   SOLE VOTING POWER                           900
   SHARES           ____________________________________________________________
BENEFICIALLY        6.   SHARED VOTING POWER                      28,095
  OWNED BY          ____________________________________________________________
    EACH            7.   SOLE DISPOSITIVE POWER                    6,980
  REPORTING         ____________________________________________________________
   PERSON           8.   SHARED DISPOSITIVE POWER                 26,225
    WITH:
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    33,205
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*         [_]             N/A
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    .1 %
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                    BK
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP No. 971807-102                   13G                    Page 5 of 12 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Wilmington Trust of Pennsylvania
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Pennsylvania banking corporation
--------------------------------------------------------------------------------
  NUMBER OF         5.   SOLE VOTING POWER                       150,849
   SHARES           ____________________________________________________________
BENEFICIALLY        6.   SHARED VOTING POWER                       8,720
  OWNED BY          ____________________________________________________________
    EACH            7.   SOLE DISPOSITIVE POWER                  146,049
  REPORTING         ____________________________________________________________
   PERSON           8.   SHARED DISPOSITIVE POWER                 13,520
    WITH:
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    159,569
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*         [_]           N/A
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    .4 %
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                    BK
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP No. 971807-102                   13G                    Page 6 of 12 Pages

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Item 1(a).  Name of Issuer:

            Wilmington Trust Corporation
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Item 1(b).  Address of Issuer's Principal Executive Offices:

            1100 North Market Street
            Wilmington, DE  19890
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Item 2(a).  Name of Person Filing:

            Wilmington Trust Corporation, Wilmington Trust Company,
            Wilmington Trust FSB and Wilmington Trust of Pennsylvania
--------------------------------------------------------------------------------
Item 2(b).  Address of Principal Business Office, or if None, Residence:

            1100 North Market Street
            Wilmington, DE  19890
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Item 2(c).  Citizenship:

            Wilmington Trust Corporation is a Delaware corporation; Wilmington Trust Company is a Delaware banking corporation; Wilmington Trust FSB is a Federal Savings Bank; and
            Wilmington Trust of Pennsylvania is a Pennsylvania banking corporation.
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Item 2(d).  Title of Class of Securities:

            Common Stock
--------------------------------------------------------------------------------
Item 2(e).  CUSIP Number:

            971807-102
--------------------------------------------------------------------------------
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [x]  Bank as defined in Section 3(a)(6) of the Exchange Act.



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CUSIP No. 971807-102                   13G                    Page 7 of 12 Pages

               Wilmington Trust Company, Wilmington Trust FSB and Wilmington Trust of Pennsylvania are each Banks, and are each direct, wholly-owned subsidiaries of Wilmington Trust Corporation.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [x] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

               Wilmington Trust Corporation is a Parent Holding Company

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [x]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

               Wilmington Trust Corporation, Wilmington Trust Company, Wilmington Trust FSB and Wilmington Trust of Pennsylvania are a Group

     If this statement is filed pursuant to Rule 13d-1(c), check this box. [_]

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:
          Wilmington Trust Corporation:      2,821,513
          Wilmington Trust Company:          2,791,039


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CUSIP No. 971807-102                  13G                    Page 8 of 12 Pages


          Wilmington Trust FSB:                      33,205
          Wilmington Trust of Pennsylvania:         159,569

     (b)  Percent of class:

          Wilmington Trust Corporation:      8.6%
          Wilmington Trust Company:          8.5%
          Wilmington Trust FSB:               .1%
          Wilmington Trust of Pennsylvania:   .4%

     (c)  Number of shares as to which Wilmington Trust Corporation has:

          (i)   Sole power to vote or to direct the vote

                         1,646,581

          (ii)  Shared power to vote or to direct the vote

                         1,133,116

          (iii) Sole power to dispose or to direct the disposition of

                         1,128,955

          (iv)  Shared power to dispose or to direct the disposition of

                         1,060,646

          Number of shares as to which Wilmington Trust Company has:

          (i)   Sole power to vote or to direct the vote

                         1,641,832

          (ii)  Shared power to vote or to direct the vote

                         1,107,391

          (iii) Sole power to dispose or to direct the disposition of

                         1,106,530



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CUSIP No. 971807-102                  13G                    Page 9 of 12 Pages


          (iv)  Shared power to dispose or to direct the disposition of

                         1,052,997

          Number of shares as to which Wilmington Trust FSB has:

          (i)   Sole power to vote or to direct the vote

                                  900

          (ii)  Shared power to vote or to direct the vote

                             28,095

          (iii) Sole power to dispose or to direct the disposition of

                                6,980

          (iv)  Shared power to dispose or to direct the disposition of

                              26,225

          Number of shares as to which Wilmington Trust of Pennsylvania has:

          (i)   Sole power to vote or to direct the vote

                             150,849

          (ii)  Shared power to vote or to direct the vote

                                 8,720

          (iii) Sole power to dispose or to direct the disposition of

                             146,049

          (iv)  Shared power to dispose or to direct the disposition of

                               13,520



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CUSIP No. 971807-102                   13G                   Page 10 of 12 Pages

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Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following


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Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not Applicable.
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Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         Security Being Reported on by the Parent Holding Company.

         Wilmington Trust Company:          BK
         Wilmington Trust FSB:              BK
         Wilmington Trust of Pennsylvania:  BK
--------------------------------------------------------------------------------
Item 8.  Identification and Classification of Members of the Group.

         Wilmington Trust Corporation:      HC
         Wilmington Trust Company:          BK
         Wilmington Trust FSB:              BK
         Wilmington Trust of Pennsylvania:  BK
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Item 9.  Notice of Dissolution of Group.

         Not Applicable.
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Item 10.  Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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CUSIP No. 971807-102                   13G                   Page 11 of 12 Pages


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        WILMINGTON TRUST CORPORATION


                                        By:  /s/ Thomas P. Collins
                                             ---------------------------
                                             Thomas P. Collins
                                             Vice President and Secretary

                                        WILMINGTON TRUST COMPANY


                                        By:  /s/ Allan C. Lynch, Jr.
                                             ---------------------------
                                             Allan C. Lynch, Jr.
                                             Vice President


                                        WILMINGTON TRUST FSB


                                        By:  /s/ David L. Kloth
                                             ---------------------------
                                             David L. Kloth
                                             Vice President


                                        WILMINGTON TRUST OF PENNSYLVANIA


                                        By:  /s/ Michael A. DiGregorio
                                             ---------------------------
                                             Michael A. DiGregorio
                                             Vice President

Dated:  February 11, 1999



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CUSIP No. 971807-102                   13G                   Page 12 of 12 Pages



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).